UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2008 (June 27, 2008)

MISONIX, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-10986 (Commission File Number)	11-2148932 (IRS Employer Identification No.)

1938 New Highway, Farmingdale, NY (Address of principal executive offices)	11735 (Zip Code)

Registrant’s telephone number, including area code (631) 694-9555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2008 MISONIX, INC. (the “Company”) entered into an Employment Agreement with Michael A. McManus, Jr., the Company’s President and Chief Executive Officer (the “Agreement”). The Agreement has an initial term expiring June 30, 2009 and renews for successive one-year periods thereafter. The Agreement provides for an annual base salary of $275,000, and an annual bonus based on Mr. McManus’ achievement of annual goals and objectives as determined by the Compensation Committee of the Company’s Board of Directors.

Mr. McManus is entitled under the Agreement to participate in or receive additional benefits. He is entitled to participate in any plans and programs made available to the executive employees of the Company generally.

In addition to termination for cause (including disability) and death, Mr. McManus can terminate the Agreement for good reason (including a change of control of the Company). If Mr. McManus terminates the Agreement for good reason the Company must pay him an amount equal to two times his total compensation (annual base salary plus bonus) at the highest rate paid during the period of his employment, payable in a lump sum within sixty days of termination of employment.

Mr. McManus has also agreed in the Agreement to an eighteen month post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10 (ooo).

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10 (ooo)	Employment Agreement dated as of June 27, 2008, by and between MISONIX, INC. and Michael A. McManus, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2008	MISONIX, INC.
	By:	/s/ Richard Zaremba
Richard Zaremba Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10 (ooo)	Employment Agreement dated as of June 27, 2008, by and between MISONIX, INC. and Michael A. McManus, Jr.